ANHYDROUS AMMONIA SALES AGREEMENT*


THIS AGREEMENT is entered into as of the 12th day of January, 2000, to be effective October 1, 1999, between KOCH NITROGEN COMPANY, a Nebraska corporation, with principal offices at 4111 East 37th Street North, Wichita, Kansas 67220 (herein called "Koch") and EL DORADO CHEMICAL COMPANY, an Oklahoma corporation, with principal offices at 16 S. Pennsylvania, Oklahoma City, Oklahoma 73107 (herein called "Buyer");

WITNESSETH:

WHEREAS, the parties entered into a previous agreement dated May 29, 1997, ("Previous Agreement") and it is their intent to terminate that Previous Agreement (except as specifically set forth herein) and replace it with this agreement ("Agreement"); and

WHEREAS, as specified in this Agreement, Buyer and Koch desire to enter into an anhydrous ammonia sales agreement under which Koch agrees to supply to Buyer and Buyer agrees to purchase 50% of its anhydrous ammonia Product Requirements, as defined herein, from Seller; and

WHEREAS, as specified in this Agreement; Buyer will purchase 96,000 Tons of its Product Requirements by taking and paying for them, or paying for them if not taken during the Month required to be taken, during the term of this agreement, in addition to purchasing at a Nola Index price from Seller the difference between such 96,000 Tons and 50% of its Product Requirements; and

WHEREAS, as specified in this Agreement. Buyer will take delivery of, or pay for if not taken, the Required Yearly
Quantity in approximately equal monthly quantities throughout the term of this Agreement; and

WHEREAS, as specified in this Agreement. Koch shall charge Buyer a price for each Ton based upon the pricing formulas set out in this Agreement; and

*INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

WHEREAS, as specified in this Agreement, Buyer shall be responsible for all Taxes related to such quantities of anhydrous ammonia and for all transportation charges beyond the Delivery
Point hereunder; and

WHEREAS, the parties desire to state their agreements in writing;

NOW THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


I.   DEFINITIONS

Whenever used in this Agreement. the following term shall have the following respective meanings:

          A. "Additional Monthly Quantity" shall mean the diff6rence between (i) fifty percent (50%) of the Product Requirements for the Month and (ii) the Required Yearly Quantity divided by 12.
          B. Additional Yearly Quantity" shall mean the difference between (i) fifty percent (50%) of the Product Requirements for the Contract Year and (ii) the Required Yearly Quantity.
          C. "Agreement" shall mean this Anhydrous Ammonia Sales Agreement between Koch and Buyer.
          D. "Alpha" shall mean the adjustment to the Nola Index Price as stated in Article VI, Section G.
          E. "Ammonia Pipeline Transportation Charge" shall mean Koch's actual Product pipeline transportation cost from Koch's Sterlington, Louisiana ammonia production facility to the pipeline Delivery Point.
          F.   "Contract Price" shall mean the price stated in
          Article VI, Section B.
          G. "Contract Year" shall mean: (i) the three (3) Month period from October 1, 1999 to December 31, 1999 and (ii) each of the three (3) twelve (12) Month periods during the term hereof, the first of which shall begin on January 1, 2000 and shall end on December 31, 2000 and the following two (2) twelve (12) Month periods until December 31, 2002.
          H. "Conversion Factor" shall mean *** and reflects the agreed to amount of natural gas necessary to produce or procure and supply one Ton of Product.
     I. "Deficiency Volumes" shall mean the definition stated in Article III, Section C.

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.
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     J.   "Delivery Point" shall mean (i) for pipeline
          deliveries, the discharge side of the Product meter owned by Koch Pipeline Company, L.P. at Buyer's
          El Dorado, Arkansas chemical production facility, or
          (ii) for rail or trucking deliveries, the point at Buyer's facility where the truck or rail cars come to rest, or (iii) another delivery point along Koch Pipeline Company, L.P.'s ammonia pipeline, provided Buyer gives Koch at least forty-five (45) days written notice prior to the date it wishes to begin delivery at such alternate delivery point.
     K    "Effective Date" shall mean October 1, 1999.
     L. "Fixed Charge" shall mean ***, and any subsequent instruments pursuant to Article VI, Section E below.
     M. "Gas Price" shall mean (MMBTU Price + Transportation Charge) multiplied by the Conversion Factor.
     N. "GM Nola Low Average Price" shall mean the monthly average of the weekly lows of the ranges for Ammonia in the U.S. Gulf (NOLA) as published in "Green Markets" Price Scan during the Month in which delivery occurs. For deliveries made from the 1st through the 15th of the Month and for purposes of preparing the mid-Month invoice, a "Provisional GM Nola Low Average Price" shall mean the average of the weekly lows of the ranges as stated above and published during this fifteen (15) day time period. At the end of the Month, if the GM Nola Low Average Price is higher or lower than the Provisional GM Nola Low Average Price, an adjustment shall be made in the end of Month invoice to correct for any difference between the GM Nola Low Average Price and the Provisional GM Nola Low Average Price. For deliveries made from the 16th through the end of a Month, the GM Nola Low Average Price, as defined above for the entire Month, shall apply. In the event such prices cease to be published, or are no longer an accurate indicator of U.S. Gulf Coast market price, then Buyer and Koch will negotiate in good faith to agree upon an alternate published index which accurately indicates U.S. Gulf Coast market price.
     O. "Koch Facility" shall mean Koch's anhydrous ammonia production facility at Sterlington, Louisiana.
     P. "MMBTU Price" shall mean the "Henry Hub" Index price in MMBTU's reported under the table entitled "Market Center Spot-Gas Prices" in the first issue of Inside FERC's Gas


***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


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          Market Report for the Month of delivery.  If inside
          Inside FERC's Gas Market Report and/or the "Henry Hub" Index price am no longer published, the parties shall meet within 30 days of the date such publication ceases to determine a new publication and/or index.
     Q.   "Month" shall mean a calendar Month.
     R. "Monthly Quantity" for any given Month during the term of this Agreement shall mean 50% of Buyer's Product Requirements.
     S.   "Nola index Price" shall mean the price stated in
          Article VI, Section C.
     T.   "Product" shall mean commercial anhydrous ammonia
          having the following specifications:
          Ammnia (NH3) Content:    99.5% by weight minimum
          Oil:                     5 ppm  maximum by weight
          Water:                   0.2% by weight minimum; 0.5%
                                   by Weight Maximum
          Inerts:                  0.5 cc per gram maximum
     U. "PPI" shall mean the Producer Price Index for Chemicals and Allied Products published by the United States Department of Labor.
     V. "Product Requirements" shall mean the Product purchased by Buyer for its El Dorado, Arkansas facility for processing either directly to Buyers account or for processing, tolling, or other similar arrangements for the account of third parties. Such amounts are expected to be 160,000 - 240,000 Tons per year.
          Product delivered to Buyer by third parties for tolling but which is not purchased by Buyer would not be included as part of Buyer's requirements or Product Requirements.
     W "Required Monthly Quantity" shall mean two thousand (2,000) Tons per Month during Contract Year 2000 and three thousand (3,000) Tons per Month during Contract Years 2001 and 2002.
     X. "Required Yearly Quantity" shall mean twenty-four thousand (24,000) Tons in Contract Year 2000 and thirty-six thousand (36,000) Tons in Contract Years 2001 and 2002.
     Y.   "Taxes" shall mean the definition set forth in Article
          IX, Section A.
     Z. "Ton" shall mean a short ton of two thousand (2,000) pounds avoirdupois. As used herein, the term Ton shall refer to a quantity of Product.

     AA. "Transportation Charge" shall mean Koch's actual natural gas transportation charge, including fuel, from Henry Hub to Koch's Sterlington, Louisiana ammonia facility, which as of the Effective Date of this Agreement is ***, subject to adjustments under Article VI, Section D, below.
     BB. "Yearly Contract Price" for 1999 shall mean (i) the twelve (12) Month average of the Gas Price for January through December for 1999, plus (ii) the Fixed Charge for 1999, plus (iii) Ammonia Pipeline Transportation Charge, plus (iv) Taxes; and the "Yearly Contract Price" for 2000 shall mean (a) the four (4) Month average of the Gas Price for January through April 2000, plus (b) the Fixed Charge for 2000, plus (a) Ammonia Pipeline Transportation Charge, plus (d) Taxes.

II.  TERM

     This Agreement shall continue and remain in full force and effect for a term of thirty-nine (39) Months commencing on the Effective Date and ending December 31, 2002.

III. QUANTITY TO BE SOLD AND PURCHASED

     A.   Purchase Obligation for October 1 through December 31,
          1999.   During the Contract Year from October 1, 1999
          through December 31, 1999 Koch agrees to sell and deliver to Buyer and Buyer agrees to purchase 100% of Buyer's Product Requirements from Koch. The projected minimum product Requirements for this time period shall be as follows: 3,000 Tons in October; 1,000 Tons in November, and 9,000 Tons in December. During this time period, Koch agrees to deliver 7,844.5 Tons (Deficiency Volume from 1999 under the Previous Agreement) to Buyer, for which Buyer has previously paid but not taken delivery; provided, (i) Buyer shall have put in place an additional letter of credit in an amount of *** as stated in Article VI, Section K prior to delivery, (ii) Buyer pays the Contract Price Supplement as defined in Article VI, Section A.1.a), and (iii) Buyer pays the Ammonia Pipeline Transportation Charge for the 7,844.5 Tons when delivered. The parties acknowledge that the obligations of the parties under
          Article III, Section A have been fulfilled as of the date of execution of this Agreement.


***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

     B.   Purchase Obligation for January 1, 2000 through
          December 31, 2002.   For the Contract Years commencing
          on January 1, 2000, January 1, 2001 and January 1, 2002, Koch agrees to sell and deliver to Buyer and Buyer agrees to purchase 50% of Buyer's Product Requirements from Koch. Buyer agrees to make reasonable commercial efforts to purchase above 50% of Buyer's Product Requirements from Koch during this period. If Koch and Buyer agree to sell and buy (respectively) such Tons, the price for such Tons shall be as mutually agreed upon by the parties and all non-price provisions of this Agreement shall apply to such Tons. Such Tons shall not count toward the 204,000 Tons named in Article III Section B.2, below. Under this Agreement, Koch will have no obligation to deliver more than 120,000 Tons in any Contract Year. Buyer's total purchase obligation during each Contract Year shall be comprised of (i) the Required Yearly Quantity and (ii) the Additional Yearly Quantity. In addition, Buyer's total purchase obligation during each Month shall be comprised of (i) the Required Monthly Quantity and (ii) the Additional Monthly Quantity.

          B.1 Required Purchase Obligation. Subject to Article III, Section C, Article VII, Section A and
               Article X below, during each month of each Contract Year, Koch agrees to sell and deliver to Buyer and Buyer agrees to take and pay for, or pay Koch the Contract Price if not taken during the Month required to be taken, the Required Monthly Quantity of Product The total Required Yearly Quantity during the term of this agreement shall total 96,000 Tons.
          B.2 Additional Purchase Obligation. During each Contract Year from January 1, 2000 through December 31, 2002, in addition to the volumes set forth in Section B.1 above, Koch agrees to sell and deliver to Buyer and Buyer agrees to purchase and pay Koch the Nola Index Price for the Additional Yearly Quantity of Product. In the event that the Additional Yearly Quantity purchased by Buyer for all Contract Years is less than *** in total, then Buyer agrees to make an End of Term Payment to Koch, in accordance with
               Article VI, Section J.

     C. Make-up Rights. Subject to Article VII, Section B below, if during any of the last three Contract Years
          Buyer fails to take the Required Monthly Quantity (the

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

          difference between the Required Monthly Quantity and the quantity actually taken during the Month, under
          Article III, Section B.1 above, shall be referred to hereafter as the "Deficiency Volumes"), Buyer shall have the fight to take delivery of the Deficiency Volumes during the twenty-four (24) months following the Contract Month it failed to take such Deficiency Volumes, including the time period after the term of this Agreement expires. Buyer's take of any Deficiency Volumes shall be in addition to its take obligations of the Required Monthly Quantity for the subject Contract Year. If Buyer elects to take delivery of Deficiency Volumes during the twenty-four (24) months following the Contract Month it failed to take the Deficiency Volumes, in addition to the Contract Price paid in the Contract Month it failed to take the Deficiency Volumes, Buyer shall pay Koch the product of the (i) difference between the Contract Price for the Month Buyer actually takes delivery of Deficiency Volumes and the Contract Price paid by Buyer in the Contract Month it failed to take the Deficiency Volumes multiplied by
          (ii) the Tons of Deficiency Volumes actually taken in the subject Month. If Buyer elects to take Deficiency Volumes after this Agreement's term expires, Buyer shall pay Koch, in addition to the Contract Price paid in the Contract Month it failed to take the Deficiency Volumes, the product of (i) the difference between the Contract Price for the Month it actually takes delivery of any Deficiency Volumes calculated as if the term of this Agreement had been extended to such Month and the Contract Price paid by Buyer in the Contract Month it failed to take the Deficiency Volumes multiplied by
          (ii) the Tons of Deficiency Volumes actually taken during the subject Month after this Agreement's term expires. If Buyer elects not to take Deficiency volumes as set forth in this Section C, it waives any rights to take the Deficiency Volumes at a later date.
     D. No Duty to Mitigate. It is understood and agreed by Buyer that its obligation to pay for any Required Monthly Quantity or any Required Yearly Quantity it elects not to take during any Contract Year is not in the nature of damages. Rather, such a payment constitutes an alternative measure of performance elected by Buyer. This alternative measure is designed to compensate Koch for the risk of producing, procuring and supplying the Required Monthly Quantity and Required Yearly Quantity, while it is expressly understood that Buyer has accepted the market risk associated with such a contract. Therefore, if Buyer fails to take or to pay for the

          Required Yearly Quantity or Required Monthly Quantity not taken in any Contract Year or Month respectively, Koch shall have no duty or obligation to resell or otherwise mitigate its potential losses arising from Buyer's failure to perform its contractual obligations.
     E. Measurement. The quantity of Product delivered hereunder to Buyer by pipeline shall be governed by the weights and measures taken by meters owned by Koch Pipeline Company, L.P. at the Delivery Point pursuant to Koch Pipeline Company, L.P.'s tariff in effect on the date of delivery, For trucking or rail deliveries, the quantity of Product delivered to Buyer shall be governed by the weights and measures taken as the trucks or rail cars are loaded at the Koch Facility. The foregoing measurements of said quantities shall be final and conclusive, unless proven to be in error.
     F. Verification of Product Requirements. If requested by Koch, Buyer shall provide proper documentation to Koch to verify that fifty percent (50%) of Buyer's Product Requirements have been purchased from Koch. If such documentation is not satisfactory to Koch, the parties will mutually agree to an independent auditor which will be allowed to audit Buyer's books and records to verify that fifty percent (50%) of Buyer's Product Requirements have been purchased from Koch.

IV.  QUALITY

     All Product delivered hereunder shall conform to the specifications set forth in Section T of Article I. All claims by Buyer that any Product delivered hereunder does not conform to the specifications set forth in said Section T, shall be made in writing and sent within thirty (30) days of Koch's delivery of such Product to the Delivery Point. Failure to give written notice of such claim within the specified time shall constitute a waiver and bar of and to such claim, and Buyer shall be precluded from relying on defects which are not stated in such notice as a basis for rejection or assertion of a breach.

V.   WARRANTIES

     A. Koch makes no warranty of any kind, express or implied, except that Product sold hereunder shall conform to the specifications set forth in Section T of Article I and that Koch will convey good title thereto, free from any lien or security interest. KOCH ASSUMES NO OTHER LIABILITY WITH RESPECT TO PRODUCT AND MAKES NO OTHER WARRANTY WHETHER OF NONMERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT THERETO.
     B. Neither party shall be liable, under any circumstances, for any special, indirect, incidental, consequential (including but not limited to, loss of profits or any similar damages) or punitive or exemplary damages arising out of this Agreement, except for third party personal injuries and property damage which are deemed by applicable law to be consequential damages. In no event shall the amount of any claim by Buyer, whether for failure to meet the specifications for non-delivery, or for any other reason, be greater than the actual replacement costs of the Product for the particular shipment. In this regard, Buyer's sole and exclusive remedy for any breach of this Agreement by Koch shall be, at Koch's option, replacement of any nonconforming product at the Delivery Point or payment not to exceed the replacement price of the Product Buyer shall use reasonable efforts to obtain reasonably priced replacement Product.

VI.       PRICE AND PAYMENT

     A. For each Ton of Product sold to Buyer hereunder or provided as Deficiency Volumes, as appropriate, Koch shall charge, and Buyer shall pay Koch based on the following:

          1)   Contract Year: October 1 through December 31,
1999:
               Quantity Per Month       Price Basis
               __________________       ____________
               October (3,054.79 tons)  Contract Price Supplement
               November (7,000 tons)    Contract Price Supplement
                                        for first
                                        4,789.71 Tons and Nola
                                        Index Price for the
                                        remaining Tons
               December (9,000 tons)    Nola Index
                                        Price

               a)   Contract Price Supplement shall
               equal (i) *** per Ton multiplied by (ii) 7,944.5
               Tons (the Deficiency Volume).
          2)   Contract Year: 2000:
               Quantity Per Month       Price Basis
               __________________       ___________
               First 2,000 tons         Contract Price
               2,001 to 10,000 tons     Nola Index Price


***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


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
          3)   Contract Year: 2001:
               Quantity Per Month       Price Basis
               ___________________      ____________
               First 3,000 tons         Higher of
                                        Contract Price for Month
                                        or Yearly Contract Price
               3,001 to 10,000
                                        tons      Nola Index
                                        Price

               a) The yearly Contract Price shall be bond on the Yearly Contract Price for 1999.

          4)   Contract Year: 2002:
                                                  Quantity Per
                                        Month          Price
                                        Basis
               __________________       ____________
                                                  First 3,000
                                        tons           Higher of
                                        Contract Price for Month
                                        or Yearly Contract Price
                                                  3,001 to 10,000
                                        tons Nola Index Price

               a)   The Yearly Contract Price for the first
               20,000 Tons purchased during Contract Year 2002 shall be based on the Yearly Contract Price for 1999 and the remaining 16,000 Tons purchased during Contract Year 2002 shall be based on the Yearly Contract Price for Contract Year 2000.

     B.   Contract Price.  For each Ton of Required Yearly
          Quantity to be sold to Buyer hereunder, Koch shall charge and Buyer shall pay to Koch the following
          Contract Price:

               Contract Price = Gas Price + Fixed charge +
               Ammonia Pipeline Transportation Charge+ Taxes

     C.   Nola Index Price.  For each Ton of Additional Yearly
          Quantity sold to Buyer hereunder, Koch shall charge, and Buyer shall pay Koch the following Nola Index
          Price:

               Nola Index Price = ***

     D. Transportation Charge Adjustment. The Transportation Charge component of the Gas Price shall be increased or decreased whenever Koch incurs a cost change to reflect Koch's actual natural gas transportation costs (including fuel) from Henry Hub to Koch's Facility.

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

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
     F. Fixed Charge Adjustment. The Fixed Charge shall be adjusted annually beginning January 1, 2000, based on the annual percentage change between the PPI as it existed on January 1 of the year that just ended (Subject Contract Year), and the PPI as it existed on January 1 of the year prior to the year that just ended (Preceding Contract Year) and shall be adjusted on January 1 of each calendar year. To calculate each annual adjustment, Buyer and Koch agree to take the difference in the PPI for the Subject Contract Year and the Preceding Contract Year and then divide by the Preceding Contract Year's PPI, which will yield the annual PPI percentage change. The annual PPI percentage change shall then be multiplied by the current Fixed Charge to get the Fixed Charge Adjustment rounded to the nearest cent. The Fixed Charge Adjustment will then be added to or subtracted, from the current Fixed Charge to establish the now Fixed Charge. For an example of such calculation, see Addendum A for calculations used in determining the Fixed Charge Adjustment for 1999. A Preliminary PPI Annual number, for the Subject Contract Year, may be used to calculate the Fixed Charge Adjustment until the Actual Annual PPI number, for the Subject Contract Year, is known. Once actualized, then credits/debits would be made accordingly and the actual new Fixed Charge would apply.
     F. Ammonia Pipeline Transportation Charge Adjustment. The Ammonia Pipeline Transportation Charge shall be increased or decreased whenever Koch incurs a cost change to reflect Koch's actual Product transportation costs from Koch's Facility to the Delivery Point.
     G.   Alpha.
               Alpha shall be defined as follows:
                    1)   October 1, 1999 through December 31,
               1999:
                            Additional Monthly Quantity    Alpha,
               $/Ton
                  ___________________________    ____________
                               ***

                    2)   January 1, 2000 through December 31,
               2000:
                            Additional Monthly Quantity    Alpha,
               $/Ton
                  ___________________________    ____________
                               ***

                    3)   January 1, 2001 through December 31,
               2002:
                            Additional Monthly Quantity    Alpha,
               $/Ton
                  ___________________________    ____________

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

                               ***

     H. Rail or Truck Transportation Costs. Notwithstanding any other provision of this Agreement, if ammonia pipeline transportation service is interrupted or curtailed, preventing Koch from making all or a portion of the required deliveries of Product hereunder, Koch shall use reasonable efforts to arrange rail or trucking transportation service from Koch's Facility to Buyer's Facility. Buyer shall be responsible for and reimburse Koch for all rail and/or trucking transportation costs incurred by Koch for deliveries of Product hereunder, including without limitation, demurrage charges. However, if Buyer is forced to pay a trucking and/or rail transportation rate that is higher than the Pipeline Transportation Charge and the increased transportation rate makes it uneconomical for Buyer to operate Buyer's Facility, forcing Buyer to shut down such facility, then Buyer shall have the right to suspend its performance hereunder by providing Koch with thirty (30) days written notice. However, Buyer shall not be allowed to suspend its performance hereunder if Koch, within its sole discretion, elects to pay the difference between the Ammonia Pipeline Transportation Charge and the trucking and/or rail transportation charges to the Delivery Point. If it remains uneconomical for Buyer to operate Buyer's Facility for sixty (60) consecutive days from the date Buyer gives Company notice solely because of the interruption or curtailment of pipeline Product deliveries hereunder and Koch elects not to pay the transportation differential, then Buyer shall have the right to terminate this Agreement by providing Koch with written notice within five (5) days of the end of the sixty (60) day period.
     I.   Payment Term. ***


***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


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
          ***. Koch shall also invoice Buyer for any additional amounts or refund any amounts as required by the terms set forth in Article I, Section N. *** Buyer agrees to accept facsimile copies of invoices from Koch.
     J. End of Term Payment. In the event Buyer has not purchased all Additional Yearly Quantity amounts, as defined in Article III, Section B.2, by December 31, 2002, Buyer shall make an "End of Term Payment" to Koch in the amount equal to (i) the difference between *** Tons and the sum of the Additional Monthly Quantity amounts taken, multiplied by (ii) $*** per Ton. In such case Koch shall invoice Buyer within thirty (30) days after December 31, 2002, and Buyer shall pay Koch the foregoing amount within two (2) days of the invoice date by Koch debiting Buyer's account, by using EFT.
     K. Letter of Credit. As assurance to Koch for Buyer's performance hereunder, Buyer agrees (i) to maintain the existing irrevocable standby letter of credit issued pursuant to the Previous Agreement in the amount of *** (the "LC") or an amended version of that LC in the amount of *** and (ii) at least one business day prior to the delivery by Koch of the 1998 Deficiency Volumes or execution of this Agreement, to deliver to Koch an additional Irrevocable standby letter of credit In the amount of ***




***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

          (the "Additional LC") issued by a bank or other financial institution acceptable to the Credit Department of Koch. Such LC(s) shall be in the form of Addendum B attached hereto and made a part hereof. Buyer shall annually renew or cause the renewal or the letters of credit at least thirty (30) days prior to their respective expiration dates. Buyer shall maintain such letters of credit in the total amount of *** until such time the projected amount of the Unpaid Premium, as defined in Section L below, is less than *** at which time Koch shall allow Buyer to reduce the value of the letters of credit as the projected amount of Unpaid Premium is reduced, on a dollar for dollar basis. Subject to the foregoing, the letters of credit shall remain effective until 30 days after the term of this Agreement expires. If the bank or financial institution issuing one of the letters of credit shall at any time cease to be acceptable to the Credit Department of Koch as determined in its sole discretion, then within fifteen (15) calendar days after written notice from Koch, Buyer agrees it shall deliver to Koch a substitute irrevocable standby LC issued by a bank or other financial institution satisfactory to Koch, without terminating the original or then outstanding LC until such substitute LC has been delivered to Koch. If Buyer fails or refuses to cause the renewal of an existing LC or the delivery of a substitute LC within the required time period, such failure or refusal shall constitute a material breach of this Agreement entitling Koch to collect damages and to draw on the original or then outstanding letter of credit. In such event, Buyer shall have ten (10) days in which to cure such default and if such default is not cured within that time period, Koch may draw down on all or part of the Letter(s) of Credit, in addition to any other remedies Koch may be entitled to under this Agreement or at law or in equity. Koch shall give Buyer five (5) days notice prior to drawing on the LC. The parties specifically agree that in such case, if Koch chooses to draw down on the Letter(s) of Credit in an amount greater than any amount then due and owing under this Agreement, adequate consideration for Koch doing so exists due to Koch foregoing its rights to collect amounts due and owing under the Previous Agreement and instead entering into this Agreement with Buyer.
     L. Basis for Letter of Credit Reduction. Koch shall notify Buyer ninety (90) days in advance when the projected amount of the Unpaid Premium shall be expected to be less than ***. The "Unpaid Premium" shall be an amount equal

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

          to (i) the difference between 96,000 Tons and the sum of all Required Monthly Quantity Amounts paid for by Buyer multiplied by (ii) ***. Current projections indicate this should occur around the end of March 2001. When the Unpaid Premium is less than ***, Buyer shall be allowed to reduce the total value of the letters of credit by the amount the Unpaid Premium is less than ***; provided the letters of credit at the beginning of any Month covers 100 percent of the Unpaid Premium. In reducing letter(s) of credit pursuant to the above, Buyer agrees to first reduce entirely the most recently issued letter of credit before reducing the letter of credit issued earlier.
     M. Additional Credit. Koch may from time to time demand different terms of payment or additional assurance of payment, or other credit terms whenever Koch within its good faith discretion deems itself insecure because the prospect for payment or performance reasonably appears impaired. In any such event, and upon written notice specifying the event warranting the change in terms of payment, additional assurance of payment, or credit, Koch may suspend further deliveries pending agreement to the revised terms, including, but not limited to, pending agreement of Buyer to the posting of an appropriate bond, an additional letter of credit or other security acceptable to Koch to further secure Buyer's obligations hereunder. If Buyer fails or refuses to give adequate assurance of performance or payment upon demand therefor, Koch may treat such failure or refusal as a repudiation and breach of this Agreement, thereby entitling Koch to exercise all remedies provided for under this Agreement and any other remedy it may have at law or in equity.

VII.      DELIVERY

     A. Required Yearly Quantity. Subject to variations as may be necessitated due to a Force Majeure event as set out in Article X Koch shall deliver the Required Yearly Quantity, and Buyer shall take delivery of the Required Yearly Quantity in equal quantities of two thousand (2,000) Tons per Month during Contract Year 2000 and three thousand (3,000) Tons per Month during Contract Years 2001 and 2002. Buyer shall notify Koch no later than the 1st calendar day of the Month immediately prior to the Month of delivery of the number of Product Tons it wishes to receive for such Month of delivery. Buyer shall promptly notify Koch in writing of any known or anticipated changes that will not permit Buyer to receive the Monthly Quantity.

***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

     B. Deficiency Volumes. If Buyer elects to take delivery of Deficiency Volumes in a subsequent Contract Year or after the term of this Agreement expires as set forth in Article III, Section C above, it shall give Koch Fifteen (15) days written notice prior to the first day of the requested Month of delivery. Unless otherwise agreed to by Koch, Buyer shall take delivery of such Deficiency Volumes in approximately equal quantities during each Month of the subsequent Contract Year or the twelve (12) Month period after the term of this Agreement expires, unless otherwise agreed to by Koch in writing. However, in no event shall Koch be required to deliver more than three thousand (3,000) Tons of Deficiency Volumes in any given Month.
     C.   Title and Risk of Loss.   Koch shall deliver the
          Product hereunder to Buyer at the Delivery Point, and upon the passing of said title to Buyer, Buyer shall be deemed to have exclusive ownership and control of said Product and shall be responsible for any injuries or damages caused thereby.

VIII.     CONTRACT BUYOUT OPTION

     A.   Buyer Sells Business.  In the event Buyer sells its
          El Dorado, Arkansas facility to a third Party, Buyer shall make reasonable commercial efforts to have this Agreement assigned to the new buyer. In the event the new buyer does not accept such an assignment, Buyer shall have the option to either (i) continue to be bound by this Agreement or (ii) make a Buy Out Payment to Koch, as defined in Section C below.
          Notwithstanding anything seemingly to the contrary herein, if Buyer makes a Buyout Payment, this Agreement shall be deemed automatically terminated except for Articles IV and V and except for the return to Buyer of any undrawn or partially undrawn Letters of Credit
     B. Buyer Forms Joint Venture or Alliance with Third Party. In the event Buyer forms a joint venture with another company to produce or market ammonium nitrate or concentrated nitric acid, Buyer shall have the option to (i) continue to be bound by this Agreement or (ii) make a Buyout Payment to Koch, as defined per Section C below. Notwithstanding anything seemingly to the contrary herein, if Buyer makes a Buyout Payment, this Agreement shall be deemed automatically terminated except for Articles IV and V and except for the return to Buyer of any undrawn or partially undrawn Letters of Credit.

     C. Buy Out Payment. In the event a Buy Out Payment is called for as set forth above, Koch shall send an invoice to Buyer for the payment in an amount equal to ***. Buyer shall pay Koch the foregoing amount within two (2) days of the invoice date by Koch debiting Buyer's bank account using EFT.

IX.  TAXES

          A. All present and future taxes, including, but not limited to, the Superfund Tax, (referred to herein as "Taxes") relating to the Product delivered hereunder, including all new taxes or increases in existing taxes including excise taxes (but excluding Koch's net income, excess profits, or corporate franchise taxes) imposed by any governmental authority upon the manufacture, use, sale, or delivery of the Product, shall be for Buyer's account, unless Buyer delivers to Koch current exemption certificates evidencing Buyer's exemption from paying such Taxes.
          B. Buyer agrees to indemnify and hold harmless Koch and its successors and assigns from and against any and all excise taxes (but not including net income, excess profits, or corporate franchise taxes), inclusive of any penalty and interest, assessed at a future date against Koch by any governmental authority upon the manufacture, use, sale, or delivery of the Required Yearly Quantity and/or Additional Yearly Quantity, whether taken or not.

X.   FORCE MAJEURE

          A. Neither Koch, nor Buyer, shall be liable for any failure or delay in performance under this Agreement, except for the obligation to make money payments due hereunder for Product already purchased, due to a Force Majeure event. "Force Majeure," as used herein shall mean any event which may be due in whole or in part to any contingency, delay, failure, cause or other occurrence of any nature beyond a party's reasonable control, whether it is presently occurring or occurs in the future, which (i) prevents Koch from producing, selling, purchasing or


***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

          transporting the Product or (ii) which prevents Product from being used at Buyer's chemical facility in El Dorado, Arkansas (referred to hereafter as Buyer's Facility).
          B. The term "Force Majeure" shall not include (i) an event caused by a party's sole or contributory negligence; (ii) Koch's ability to sell or Buyer's ability to purchase Product at a price more advantageous than the Contract Price; (iii) Buyer's loss of markets for products produced at Buyer's Facility; (iv) shutdown of Seller's Facility or Buyer's Facility for reasons other than a Force Majeure event and (v) routine or scheduled maintenance at Seller's Facility or Buyer's Facility.
          C. If a Force Majeure event occurs, the declaring party may exercise its right under this Article by giving timely notice thereof to the other party setting forth with reasonable particularity the nature of the Force Majeure event. The declaring party shall use reasonable efforts to remedy the situation as quickly as possible and shall only be excused from performance hereunder during the duration of the Force Majeure event. The declaring party shall give the other party prompt notice of when the Force Majeure event ends. If Koch's deliveries of Product to Buyer are impeded due to a Force Majeure event, Koch shall have the right to apportion deliveries among its present and future customers (including regular customers not then under contract) and Koch's own requirements on such basis as may appear to Koch to be appropriate and equitable. Koch shall not be obligated to take any action which would result in increasing its performance costs under this Agreement beyond the costs which it would have incurred in the absence of such occurrence, delay or cause. In this regard, should Koch be required to operate the Koch Facility in a manner that results in Koch violating an operational flow order or similar gas pipeline order in order to meet its obligations under this Agreement, and the violation triggers a penalty or other charge to be incurred by Koch, Koch shall have the right to invoice Buyer for such charge on a per Ton basis as follows: ([the dollar amount per MMBTU of such a charge x Conversion Factor] x the number of Tons of Product produced using natural gas to which such charge applies). Buyer agrees to pay such charge in addition to the Contract Price per Ton and all other charges to be paid by Buyer to Koch for Product under this Agreement until such penalty or charge is curtailed as against Koch, provided, that in any such event, Buyer will have the option of declining to take

          Product that is subject to such penalty or charge. The Required Yearly Quantity for the subject Contract Year shall be reduced by the Tons of Product Buyer declines to take under the preceding sentence.
          D. If a Force Majeure event occurs, Koch shall have the option, but not the obligation, to reduce the number of Tons of Product that it is required to deliver and Buyer is required to take or pay for hereunder; provided, that such reduction shall not affect the obligation of Koch to deliver, nor the obligation of Buyer (except as provided for herein) to take or pay for, the remaining Tons to be taken or paid for hereunder. If Koch elects to reduce the number of Tons Buyer is obligated to take or pay for in a particular Contract Year due to a Force Majeure event, or if the Force Majeure event continues into a subsequent Contract Year, Buyer's Required Yearly Quantity shall be reduced by number of Tons canceled by Koch due to the Force Majeure event. Koch's exercise of its option to cancel such affected Tons must be made by notice in writing by Koch to Buyer no later than thirty (30) days after the Force Majeure event no longer exists. If Koch does not exercise such option, the quantity of Product which was not delivered and received during the occurrence shall be delivered by Koch and received by Buyer after the Force Majeure event no longer exists during the term of this Agreement or within a reasonable period immediately following the expiration of this Agreement depending upon when Koch has Product available. If Koch delivers the Product after the Force Majeure event no longer exists during the term hereof, the Contract Price per Ton, or the Nola Index Price per Ton, whichever is applicable, for such Product shall be as set forth in
          Article VI calculated for the Month Koch actually delivers the Product. If, however, Koch delivers the Product after the end of this Agreement's term, the price for such Product shall be the Contract Price per Ton or the Nola Index price per Ton, whichever is applicable, according to the formula contained in
          Article VI and the definitions contained in Article I that would have been charged during the Month the Product is actually delivered if the term of this Agreement had continued in effect. If a Force Majeure event exists for a period of sixty (60) days or longer, or the declaring party gives notice that such event will last more than sixty (60) days, the non-declaring party shall have the option to terminate this Agreement by written notice to the other. Upon such termination, all obligations of the parties hereunder shall terminate without liability to the other party, except for obligations which accrued prior to the effective date of the termination.
          E. If, at any time during this Agreement's term, any regulatory or governmental body adopts, issues, or publishes any action, rule, or order which directly or indirectly materially and adversely affects the rights or obligations of Koch under this Agreement or (each of the events described in hereafter referred to as "Adverse Action"), Koch shall notify Buyer in writing of the Adverse Action and the parties shall enter into negotiations to modify this Agreement. If negotiations regarding the Adverse Action do not result in Koch and Buyer agreeing on the terms of a modification to this Agreement within sixty (60) days of Koch's notice to Buyer, Koch shall have the right, but not the obligation, to suspend its performance hereunder until such time, if any, as the parties reach agreement on such a modification to this Agreement. In the event such Adverse Action continues for a period of one hundred twenty (120) days after Koch notifies Buyer of the same and the parties have not resolved the handling of the Adverse Action, either party may, but is not required to, terminate this Agreement upon thirty (30) days written notice to the other party within one hundred eighty (180) days of when Koch first notified buyer of the Adverse Action. Upon termination, all obligations by either party shall cease, except obligations to remit money due and payable. In the event of Adverse Action, upon written request, Koch shall provide Buyer with data or information reasonably necessary for Buyer to determine that such Adverse Action exists, subject to the confidentiality obligations of Article XVI of this Agreement.

XI.  REMEDIES FOR PAYMENT BREACH

          A. If Buyer is late in making any payment due to Koch under Article VI hereof, or otherwise, Koch may at its sole discretion by notice to Buyer elect one or more of the following courses of action:
                    1.   Cease to make any further deliveries
               hereunder until Buyer has made the late payment and has taken steps to assure Koch that there shall be no such delinquencies in the future;
                    2.   Refuse to make any further deliveries
               hereunder except upon cash payments before delivery;
                    3. Stop delivery of goods in the possession of a carrier or other bailee as provided by law;

          4. Resell any Product concerned without further notice to Buyer and without affecting or abating Buyer's other obligations under this Agreement;
                    5. Set off any obligations Koch may have to Buyer against the payments due Koch hereunder; or
                    6. Draw upon any letter(s) of credit and/or other security provided by Buyer hereunder, provided any draw by Koch shall not exceed the amounts due and payable.
               If Buyer has not remedied late payments to the reasonable satisfaction of Koch within ten (10) days of such notice, Koch may at its option by notice to Buyer terminate this Agreement (without discharging any claim for breach), provided Koch shall not be allowed to terminate this Agreement if the amount of Buyer's liability to Koch does not exceed the outstanding LC amounts and Buyer makes up the amount drawn by Koch under the LC(s) within five (5) days of the date Koch draws on the LC(s); however, Koch shall have the right to suspend performance until Buyer replenishes the LC(s). The election by Koch of any of the courses of action hereto shall in no way limit any other remedies available to Koch under this Agreement or otherwise at law or in equity.

          B.   If either party:

                    1. Voluntarily petitions under or otherwise seeks the benefit of any bankruptcy, reorganization, arrangement or insolvency law; or
                    2.   Makes a general assignment for the
               benefit of creditors; or
                    3.   Is adjudicated bankrupt or becomes
               insolvent; or
                    4.   Allows a receiver or trustee of the
               business to be appointed; or
                    5.   Fails to perform any part of this
               Agreement (other than provided for in Section A. of this Article) and upon written notice of such failure by the other party fails to remedy the same within thirty (30) days of such notice, or in the event such failure cannot reasonably be cured within thirty (30) days, does not initiate and pursue reasonable corrective action within said period of time, then, in any of said events, this Agreement may be terminated forthwith by written notice at the option of the other party with such other party retaining all its other rights and remedies at law or in equity.

XII. RIGHTS NOT WAIVED

     The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be deemed to be a waiver of any successive or other breach of this Agreement. Each and every right, power and remedy may be excused from time to time and so often and in such order as may be deemed expedient by the party, and the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter, any other right, power or remedy.

XIII. NOTICES

     Any notices, requests or other communications required or permitted by any provision of this Agreement shall be in writing and shall be deemed delivered if delivered by hand, facsimile or mailed by U.S. Postal Service, postage prepaid, by registered or certified mail, and if to Koch, addressed to:

               Koch Nitrogen Company
               4111 East 37th Street North
               P.O. Box 2256
               Wichita, KS 67201
               Attention:  President

               Secretary,
               Koch Nitrogen Company
               c/o Legal Department
               4111 East 37th Street North
               P.O. Box 2256
               Wichita, KS 67201

     or, if to Buyer, addressed to:

               El Dorado Chemical Company
               16 S. Pennsylvania
               Oklahoma City, OK 73107
               Attn:  President

               El Dorado Chemical Company
               16 S. Pennsylvania
               Oklahoma City, OK 73107
               Attn:  General Counsel

     Any party may change the address to which notices are to be given by mailing written notice thereof to the other party as provided above.

XIV. ASSIGNMENT

     Notwithstanding any prior provision, neither party shall assign or delegate, or permit by assignment or delegation, by operation of law or otherwise any of its rights and obligations under this Agreement to any third party without first obtaining the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party shall be allowed to assign this Agreement to an Affiliate upon providing written notice to the other party, provided no such transfer shall operate to relieve the relieve the transfer party of its obligations hereunder. For purposes of this Agreement "Affiliate" shall mean any corporation or other business enterprise which directly or indirectly controls, is controlled by, or is under common control with a party hereunder; and for the purpose of this definition "control" shall mean the ability to directly or indirectly vote fifty percent (50%) or more of the shares or other securities at the time entitled to vote for the election of directors.
     Any assignment or delegation, or attempted assignment or delegation, in violation of this Article XIV shall be null and void, shall be considered a material breach of this Agreement and shall permit the other party in addition to any other rights which it may hereunder or at law or in equity to terminate this Agreement and exercise any remedies available to the non-breaching party hereunder or at law or in equity.

XV.  ENTIRE AGREEMENT; AMENDMENT

     This Agreement constitutes the final and complete Agreement between the parties relative to the transactions contemplated hereby and supersedes any and all prior or contemporaneous agreements, understandings, correspondence or other agreements relating to the subject matter hereof. This Agreement may be amended only by a written document signed by duly authorized representatives or employees of each of the parties hereto. Any printed term or conditions contained in any printed form used in placing or acknowledging orders hereunder, or otherwise used in any way in connection with the sale and purchase provided for in this Agreement shall not have the effect of modifying or amending this Agreement in any respect unless specifically identified and accepted in writing by a duly authorized representative of both parties.

XVI. CONFIDENTIALITY

     If an Adverse Action, as defined in Section E of Article X results in Koch's suspension of its performance hereunder, Koch may, as provided for in said Section, provide Buyer with certain information ("Adverse Action Information"). Koch and Buyer may also, in connection with their respective performance of this Agreement, communicate information, give notices and exchange documents ("Contract Related Information"). Buyer shall maintain in confidence the Adverse Action Information and the Contract Related Information, and Koch shall maintain in confidence the Contract Related Information, and such information shall be disclosed to no one other than (i) the receiving party's officers, directors, agents and other personnel who need to know the same in connection with this Agreement, and such officers, directors, agents and other personnel shall be advised of and bound by the confidential nature of such information or (ii) when disclosure is required by law or pursuant to a court or administrative order. For disclosures required under sub-item (ii), the disclosing party shall immediately notify the other party of the required disclosure so that the other party may seek an appropriate protective order or other remedy and use reasonable efforts to limit the scope of the disclosure so required. If a protective order or other remedy is not obtained, the disclosing party shall only furnish such portion or portions of the Confidential Information as it is legally required to furnish. Koch and Buyer shall take all proper precautions to prevent such information from being acquired by any unauthorized person, firm, company or other entity. In this regard, Koch and Buyer acknowledge specifically, but without limitation, that both injunctive relief and monetary damages, alone or in combination, am appropriate remedies for any breach of this Article XVI by Koch or. Buyer or any person, firm, company or other entity obtaining such information through the recipient thereof. The confidentiality obligations hereunder shall continue for a period of seven (7) years after the termination of this Agreement. Koch shall have no obligation to provide, and Buyer shall have no right to obtain, information regarding Koch's Product supply costs.

XVII. ARTICLE HEADINGS

     Article headings are for the convenience of the parties and am not considered parts of the Agreement, it being stipulated that any headings in conflict with the substantive provisions of the Agreement shall have no force and effect.

XVIII.  GOVERNING LAW

     This Agreement shall be governed exclusively by the laws of the State of Kansas both with respect to interpretation and performance without giving effect to any provision which would direct application of the laws of another jurisdiction. Koch and Buyer agree that venue and jurisdiction of any action or cause of action wising hereunder shall be exclusively in the United States District Court for the District of Kansas.

IX.  SEVERABILITY

     The provisions of this Agreement are severable and, if any provisions am determined to be void or unenforceable in whole or in part, the remaining provisions shall remain unaffected and shall be binding and enforceable in accordance with the terms hereof.

XX.  AUTHORITY

     A. Buyer warrants and represents that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority to lawfully carry on its business as now being conducted and specifically, that it has all requisite power and authority to make, execute, deliver and perform this Agreement.
     B. Koch warrants and represents that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Nebraska and has all requisite power and authority to lawfully carry on its business as now being conducted and specifically, that it has all requisite power and authority to make, execute, deliver and perform this Agreement.


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
XXI. LEGAL COMPLIANCE

     Each party shall be subject to all applicable laws, rules, regulations and ordinances issued by any national, state, or local regulatory or governing body and may act in accordance therewith until such time as the same may be hold invalid by final judgment in it court of competent jurisdiction.

XXII. TERMINATION OF PREVIOUS AGREEMENT

     Buyer and Koch agree that ft Previous Agreement shall be terminated in its entirety, except for Articles V and VIII, which shall survive.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the Effective Date by their respective officers thereunto duly authorized.

                                             ("Koch")
                                   KOCH NITROGEN COMPANY


                                                            By:
                              /s/ Randy J. Morris
                                      ___________________________


Title: Director Industrial/
                                            Chemical Sales
                                         ________________________
Attest:

/s/ Vicki D. Hill/Stuart R. Collin
__________________________________
Secretary/Assistant Secretary


                                             ("Buyer")
                                   EL DORADO CHEMICAL COMPANY



By: /s/ James L. Wewers
                                      ___________________________


Title: President
                                         ________________________
Attest:

/s/ David M. Shear
_____________________________
Secretary

STATE OF KANSAS     )
COUNTY OF SEDGWICK  )

     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this ____day of ____________, 2000, personally came and appeared__________________________, who in the presence of me, said authority, declared and acknowledged that he is the identical person who executed the foregoing instrument in writing; that his signature thereto is his own true and genuine signature; and that he executed said instrument in his capacity as of Koch Nitrogen Company, a Nebraska corporation, of his own free will and accord and as the free act and deed of said Koch Nitrogen Company for the purposes and considerations therein set forth and expressed.



______________________________

Notary Public

My Commission Expires:_____________________


STATE OF __________ )
COUNTY OF _________ )

     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this ____day of ____________, 2000, personally came and appeared__________________________, who in the presence of me, said authority, declared and acknowledged that he is the identical person who executed the foregoing instrument in writing, that his signature thereto is his own true and genuine signature; and that he executed said instrument in his capacity as of El Dorado Chemical Company, an Oklahoma corporation, of his own fire will and accord and as the free act and deed of said El Dorado Chemical Company, for the purposes and considerations therein set forth and expressed.


______________________________

Notary Public

My Commission Expires:_________________________

                           ADDENDUM A

         EXAMPLE OF FIXED CHARGE ADJUSTMENT CALCULATION

The following exemplifies the Procedure as set forth in Article
VI, Section E for calculating the Fixed Charge Adjustment and the resulting Fixed Charge for calendar year 1999:





                               ***
















***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


                               28